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                          LUSE GORMAN POMERENK & SCHICK

                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015

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                            TELEPHONE (202) 274-2000
                            FACSIMILE (202) 362-2902
                                 WWW.LUSELAW.COM
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WRITER'S DIRECT DIAL NUMBER

(202) 274-2000

July 24, 2002

Board of Directors
Atlantic Liberty Savings, F.A.
186 Montague Street
Brooklyn, New York 11202-3601

     RE: FEDERAL INCOME TAX CONSEQUENCES RELATING TO CONVERSION OF THE ASSOCIATION FROM A FEDERAL MUTUAL SAVINGS AND LOAN ASSOCIATION TO A FEDERAL STOCK SAVINGS AND LOAN ASSOCIATION AND THE ACQUISITION OF THE STOCK INSTITUTION'S STOCK BY A STOCK HOLDING COMPANY

Gentlemen:

     In accordance with your request, set forth herein is the opinion of this firm relating to the federal income tax consequences of the proposed conversion of Atlantic Liberty Savings, F.A. (the "Association") from a federal mutual savings and loan association to a federal stock savings and loan association (the "Stock Association"), and the acquisition of the Stock Association's capital stock by Atlantic Liberty Financial Corp. (the "Holding Company"), pursuant to the plan of conversion adopted by the Board of Directors on April 17, 2002, and as amended on July 17, 2002 (the "Plan of Conversion"). The proposed transaction is described in the Prospectus and the Plan of Conversion, and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "OPINION."

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate.

     In issuing our opinion, we have assumed that the Plan of Conversion has been duly and validly authorized and has been approved and adopted by the board of directors of the Association at a meeting duly called and held; that the Association will comply with the terms and conditions of the Plan of Conversion, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Conversion under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions

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Board of Directors
Atlantic Liberty Savings, F.A.
July 24, 2002
Page 2

described above. Capitalized terms used herein but not defined herein shall have the same meaning as set forth in the Plan of Conversion.

     For purposes of this opinion, we are also relying on the representations as to factual matters that were provided to us by the Association. In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed Treasury Regulations (the "Regulations") thereunder; current administrative rulings, notices and procedures; and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     The Association, with its headquarters in Brooklyn, New York, is a federally-chartered mutual savings and loan association. As a mutual savings and loan association, the Association has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Association belong to the deposit account holders of the Association, hereinafter sometimes referred to as "depositors." A depositor of the Association has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Association is ever liquidated. In addition, a depositor of the Association is entitled to interest in his account balance as fixed and paid by the Association.

     In order to provide organizational and economic strength to the Association, the Board of Directors has adopted the Plan of Conversion whereby the Association will convert itself into a federally-chartered stock savings and loan association, the stock of which will be held entirely by the Holding Company. The Holding Company will acquire the stock of the Stock Association by purchase, in exchange for a portion of the proceeds from the Conversion. The Holding Company will apply to the Office of Thrift Supervision ("OTS") to retain up to 50% of the net proceeds received from the Conversion. The aggregate sales price of the Conversion Stock will be based on an independent appraiser's valuation of the estimated pro forma market value of the Holding Company and the Stock Association. The Conversion and sale of the Conversion Stock will be subject to the applicable regulatory approval and the approval by the affirmative vote of a majority of the depositors (also referred to as "Members") of the Association.

     The Association will establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Stock Association for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Stock Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate

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Board of Directors
Atlantic Liberty Savings, F.A.
July 24, 2002
Page 3

interest in a portion of the liquidation account balance in relation to his Deposit Account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan of Conversion.

     In the unlikely event of a complete liquidation of the Stock Association (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their deposit accounts), each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Deposit Accounts then held, before any liquidation distribution may be made to any holders of the Stock Association's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transaction with a Federal Deposit Insurance Corporation ("FDIC") institution, in which the Stock Association is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

     Following the Conversion, voting rights in the Stock Association will rest exclusively with the sole stockholder of the Stock Association, which will be the Holding Company. Voting rights in the Holding Company will rest exclusively with the holders of its capital stock. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of the Conversion, except to the extent funds or deposits are used to pay for Holding Company Conversion Stock. All loans of the Association will remain unchanged and retain their same characteristics in the Stock Association after the Conversion. Following the Conversion, the Stock Association will continue to engage in the same business as the Association immediately prior to the Conversion, and the Stock Association will continue to have its savings accounts insured by the Federal Deposit Insurance Corporation up to applicable limits.

     Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

                             LIMITATIONS ON OPINION
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     Our opinions expressed herein are based upon current provisions of the
Internal Revenue Code of 1986, as amended ("Code"), including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state or city tax consequences of the Conversion under any section of the Code, except if and to the extent specifically addressed.

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Board of Directors
Atlantic Liberty Savings, F.A.
July 24, 2002
Page 4

                                     OPINION
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     Based on the foregoing, and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed Conversion:

     1. Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a depositor/member of a mutual savings association is more nominal than real, unlike that of a shareholder of a corporation, the conversion of the Association from a mutual entity to a stock savings bank is a tax-free reorganization since it is a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Association nor the Stock Association shall recognize gain or loss as a result of the Conversion. The Association and the Stock Association shall each be "a party to a reorganization" within the meaning of
          Section 368(b) of the Code.

     2. No gain or loss shall be recognized by the Stock Association or the Holding Company on the receipt by the Stock Association of money from the Holding Company in exchange for shares of the Stock Association's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

     3. The basis of the assets of the Association in the hands of the Stock Association shall be the same as the basis of such assets in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).

     4. The holding period of the assets of the Association in the hands of the Stock Association shall include the period during which the Association held the assets (Section 1223(2) of the Code).

     5. No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Stock Association plus interests in the liquidation account of the Stock Association in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

     6. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Common Stock is zero. Accordingly, no gain or

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Board of Directors
Atlantic Liberty Savings, F.A.
July 24, 2002
Page 5

          loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock in the Holding Company (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     7. The basis of the deposit accounts in the Stock Association to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Stock Association to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113).

     8. It is more likely than not that the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof (Section 1012 of the Code). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

     Our opinion under paragraph 6 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 6 and 7 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that you have received a letter from Feldman Financial Advisors, Inc. that the subscription rights do not have any value. Feldman Financial Advisors, Inc. should not be viewed as a tax expert. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Association may be taxable on the distribution of the subscription rights.

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Board of Directors
Atlantic Liberty Savings, F.A.
July 24, 2002
Page 6

                                     CONSENT
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement on Form SB-2 ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion and as an exhibit to the Application for Conversion on Form AC ("Form AC") of the Association filed with the OTS with respect to the Conversion. We also hereby consent to the references to this firm in the prospectus which is a part of both the Registration Statement and the Form AC.

                                 USE OF OPINION
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     This opinion is rendered for the benefit of the Holding Company, the
Association and purchasers of the Holding Company Conversion Stock in the Conversion and is not to be relied upon or used for any other purpose without our prior written consent.


                                      Very truly yours,


                                      /s/ Luse Gorman Pomerenk & Schick
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                                      LUSE GORMAN POMERENK & SCHICK
                                        A Professional Corporation